UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SEMIANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended

December 31, 2025

TIRIOS PROPCO SERIES, LLC
(Exact name of issuer as specified in its Certificate of Formation)

Delaware	92-3658251
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 The Green A

Dover, DE 19901

(Full mailing address of principal executive offices)

(737) 275-4622

(Issuer’s telephone number)

Tirios Propco Series LLC – 274 Gabbro, Tirios Propco Series LLC – 283 Gabbro, Tirios Propco Series LLC

– 313 Mica, Tirios Propco Series LLC – 1200 Soapstone, Tirios Propco Series LLC – 172 Ammolite

(Title of each class of securities issued pursuant to Regulation A)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, the manager, each series of our company and the Tirios Platform (described below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our Company nor the Manager can guarantee future performance, or that future developments affecting our company, the Manager or the Tirios Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described in our Offering Circular under the heading “Summary – Summary Risk Factors” and “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws

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ITEM 1. DESCRIPTION OF BUSINESS

Overview

The Company was formed on April 13, 2023, as a Delaware series limited liability company. The Company intends to acquire single-family properties with the intent of producing income under long-term leases of six months or more. The Company will establish a separate Series for each Underlying Asset. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the Company are intended to be enforceable against the assets of the applicable Series only, and not against the assets of the Company or its other Series.

We are owned by our Manager, Tirios Corporation. Our Manager will also act as the manager for each Series and may purchase 1%-20% of the Series Interests of each Series, although such ownership may be more or less as determined in our Manager’s sole discretion. Our Manager, Tirios Corporation, a Delaware corporation, owns an investment platform accessible through www.tirios.ai and iOS and Android Apps, collectively, which we refer to herein as the “Tirios Platform.” Our Manager has granted a license to each Series to, among other things, use the Tirios Platform for our Series Offerings under a license agreement (the “Tirios License Agreement”). We intend to distribute the Series Interests in the Offerings and our other future Series’ Offerings exclusively through the Tirios Platform. Tirios Platform provides both direct access and opportunity to individual investors to invest in fractional ownership of single-family income-producing properties of a size or quality that might otherwise be unavailable to individual investors.

We intend that each Series will be taxed either as a partnership or a Real Estate Investment Trust (REIT), as determined in our Manager’s sole discretion. The taxation election of each Series will be listed in the Series Offering Table.

Acquisition Process

Generally, acquisitions will be negotiated and arranged by our Manager or its affiliates. Properties may be acquired by the Series designated to hold the Underlying Asset or by Tirios Corporation or one of its affiliates. The Company will then raise the equity needed to acquire and get the property ready for market and obtain a loan to finance a portion of such activities.

If our Manager or one of its affiliates purchases an Underlying Asset directly, then, after the relevant Series has obtained sufficient financing, it will sell the Underlying Asset to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation and other related costs incurred prior to the sale to the Series as well as the fees due our Manager related to the Underlying Asset.

In cases where the Series purchases an Underlying Asset directly from a third-party seller, it will use the proceeds of the offering for that Series to purchase the Underlying our Manager or an affiliate may provide a loan to the Series to finance all or part of the purchase price of the Underlying Asset that would be repaid without interest from the proceeds of the offering.

Notwithstanding the foregoing, or Manager intends to invest in and own Series Interests at the same price as that offered to investors. It will do so by advancing money and leaving some money in the deal and seeking reimbursement for the remaining amount or by investing directly into the offering.

Plan of Operations

Our investment strategy is to source and acquire single-family homes, lease them to suitable tenants on long-term leases, and manage and operate these rentals. We will focus primarily on acquiring market-ready properties, including newly constructed properties, in neighborhoods with strong rental demand and in geographic locations that provide stable income and long-term appreciation and growth. Our acquisition strategy does not include significant rehabilitation projects. We intend to hold our properties for 7 to 10 years.

We will leverage our Manager’s industry expertise, as well as its proprietary technology, to source, analyze, and underwrite properties that meet our investment objectives and to manage these rentals on an efficient basis. Our Manager will serve as the property manager for each of our properties.

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As discussed below, we can achieve our investment objective by leveraging strong tailwinds and carefully navigating any headwinds in the business.

•

Early stages in evolving segment: Until recently, the single-family home rental market has been highly fragmented[1], comprised primarily of private and individual property investors in local markets, and there have been very few large-scale, national market owners/operators due primarily to the challenge of efficiently scaling the acquisition and management of many individual homes. The Company believes there is a unique opportunity to acquire homes at attractive prices and intends to leverage its management team's expertise and experience in rapidly building an institutional-quality, professionally managed business.

•	Improve customer rental experience: The Company believes it will be able to set a high watermark for the industry by being responsive and caring about the well-being of the tenants.

•

Work from home and impact of COVID-19: COVID-19 has accelerated the move to the suburbs as permanent work-from-home arrangements are reverberating across the industry, increasing the demand for single-family rental homes.

•

Demographic changes: Population growth will add millions of new rental households[2] over the next decade. Single-family homes offer a good solution for millennials starting families and looking to move into larger spaces.

•

Home affordability: We believe that affordability continues to be the biggest impediment to home ownership[3] and with home prices rising faster than wages in some of the locations where we are investing[4], and the existence of high levels of student debt[5], rental remains a viable and, at times, the only option for many households. We believe that single-family home rentals contribute to the solution to the housing affordability problem by helping individuals and families live in great neighborhoods without the cost of homeownership.

•

Significantly less maintenance required: We intend to source higher quality properties, including newly built homes that are generally covered by a builder's warranty for 10 years for all building defects and two years for all household appliances, which typically results in higher customer satisfaction and higher investment returns in the long run.

•	Restricted supply: Inadequate housing supply at affordable levels is a significant challenge likely facing the housing market for years to come, which is projected to keep the rental demand high[6].

•	Recession watch: Affordability and homeownership are likely to decrease in the case of an economic downturn, which generally benefits rental demand.

•

Debt financing: We believe that debt financing of Single-Family rental homes presents some challenges due to the status of single-family homes as an emerging asset class at institutional levels and is currently less prevalent among lenders. It is reasonable to believe that as the single-family rental asset class matures, lower volatility could allow securitizations and result in lower financing rates.

•

Increase in homeownership rate: Steep increase in homeownership rates (although less likely based on historical trends) may slow down the growth in demand for rental properties; however, we believe that the current customer base of more than 25 million renters in the United States is large enough that such increase in homeownership should have a minimal adverse impact for the Company and the industry.

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•

We expect to use between 60% to 75% financing leverage at the acquisition date based on the acquisition price, although such loan to value ratio may be higher or lower as determined in our Manager’s sole discretion. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets, which could lead to potential foreclosure if we cannot meet periodic payments or repay the debt when due

•

High debt levels would cause us to incur higher interest charges and higher debt service payments. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of the properties.

_____________________________

1.	According to Freddie Mac report on Single-Family Rentals, less than 2% of Single-Family Rentals are currently owned by institutional investors.
2.

Joint Center for Housing Studies, Harvard University forecasts that the increase in population will result in 4.2 million additional renter households by 2028 and 8.1 million additional renter households by 2038.

3.	According to Freddie Mac survey, more than 60% of respondents say than affording the down payment is the biggest challenge to home ownership.
4.	One of analytic drive metrics used by Managing Member to shortlist locations across the U.S.
5.

According to a Federal Reserve paper, student debt impacts home affordability and negatively impacts the home ownership rate, resulting in 80 percent of millennials reporting that their student loan debt is delaying them from buying a home. The paper states that with tuition rates continuing to rise, students will need to borrow more in the future, leading to increased debt levels that could continue to depress homeownership rates.

6.

Freddie Mac insight estimates approx. 1.6 million new housing units are required annually, about 30% more than the current supply run-rate just to keep up, without addressing the pent-up shortage of 5 million plus units accumulated over the last decade according to CNBC.

Investment Criteria

We evaluate acquisitions against the following primary characteristics:

•	Homes with a minimum of three (3) bedrooms and one (1) bathroom;
•	Homes less than 30 years old;
•	Homes with a price range of $200,000 - $450,000 and a repair/improvement budget requirement of less than 10% of the home purchase price; and
•	MSA location with a population of more than 1 million.

Markets

The Company intends to purchase properties initially in the Austin, Dallas, and San Antonio MSAs. The Company and Manager are registered to transact business in Texas and our Manager is headquartered in Texas so that, through its agents, it may directly manage our initial properties. The Company has identified the following trends in those geographical regions:

Austin MSA, Texas

Austin is the capital of the U.S. state of Texas; it is the 11th-most populous city in the United States, the fourth-most-populous city in Texas, and the second-most-populous state capital city after Phoenix, Arizona. Austin-Round Rock-Georgetown metropolitan statistical area ("Austin MSA) had an estimated population of 2,352,426 as of 2021, according to Census data. 90% of Austin residents have a high school degree or higher, while 46% hold a bachelor's degree or advanced degree.

Austin is one of the nation's most sought-after real estate markets and is home to numerous high-tech companies. Established tech companies and newer businesses alike are flocking to Austin for its lack of corporate and state tax, ample space for expansion and development, and highly educated workforce7.

The University of Texas at Austin is a key part of Austin’s economy and culture, and local labs account for major investments in R&D. Companies with corporate or regional headquarters in Austin include Apple, Tesla, AMD, Dell, Cirrus Logic, Home Depot, Legal Zoom, Oracle, and Vrbo.

Other companies with operations in Austin include Amazon, Cisco Systems, IBM, eBay, PayPal, Facebook, Google, HomeAway, and Xerox, helping the metro area earn the nickname Silicon Hills.

_____________________________

7.	Milken Institute Best-Performing Cities 2022.

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Census Bureau estimates show that Austin remains one of the top destinations for migrating talent. Austin ranked first among the 50 largest U.S. metros based on net migration as a percent of the total population in 2020. By 2050 the population of Austin’s MSA is projected to more than double in size to 4.5 million residents.

Maxwell, Texas where the three initial properties are located, is part of the Austin MSA and adjacent to San Marcos, Texas. Living in Maxwell offers great appeal to families looking for affordable and quality homes. San Marcos is located midway between Austin and San Antonio. It has a vibrant and dynamic real estate rental market, reflecting its growing population and status as a popular destination for students, young professionals, and families. The presence of Texas State University creates a steady demand for housing options, including apartments and single-family homes. San Marcos has been experiencing significant growth, leading to the development of new housing options and communities.

Dallas MSA

Dallas–Fort Worth–Arlington metropolitan statistical area ("Dallas MSA) had an estimated population of 7,759,615 as of 2021, according to Census data. Dallas is the 3rd largest city in Texas and the 4th largest metropolitan area in the country. Over 86% of the residents of Dallas are high school graduates or higher, while over 36% hold a bachelor's degree or an advanced degree.

Dallas MSA hosts various Fortune 500 companies, including Exxon Mobil, McKesson, American Airlines, AT&T, Southwest Airlines, CBRE, and AECOM. The Dallas metro is also a regional hub for financial services, information technology, telecommunications, transportation, and defense, which makes Dallas MSA one of the most diverse regional economies in the nation. Indeed, this diversification is one of the main drivers in the accelerated growth of the Dallas MSA economy, and its growing business services, financial, and tech sectors have allowed it to escape the impact of the oil downturn.

Dallas MSA is experiencing a growing tech hub scene amid the pandemic and is reported to have the sixth-largest tech-talent labor pool in the U.S.8

San Antonio MSA

San Antonio–New Braunfels metropolitan statistical area ("San Antonio MSA) had an estimated population of 2,601,788 as of 2021, according to Census data. San Antonio is the 2nd largest city in Texas, and San Antonio MSA is the 3rd largest MSA in Texas. Over 82% of San Antonio MSA residents have a high school degree or higher, while nearly 27% hold a bachelor's degree or advanced degree.

San Antonio MSA hosts diverse companies with corporate headquarters, including H-E-B supermarket chain, financial services and insurance company USAA, Rackspace, CPS Energy, Toyota Motor Manufacturing, Valero Energy, and Clear Channel Communications.

Other major employers in the San Antonio MSA include Lackland Air Force Base, Fort Sam Houston-U.S. Army Base, Methodist Healthcare System, City of San Antonio, Wells Fargo, JP Morgan Chase, and Bill Miller BBQ.

San Antonio Business Journal ranks San Antonio MSA as one of the most stable markets for rental activity in the U.S.

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8.	Milken Institute Best-Performing Cities 2022.

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Marketing/Distribution Channels

We will market our rental properties primarily through the following platforms, among others:

•	Multiple Listing Service;
•	Zillow rentals;
•	Trulia; and
•	Tirios website

Competition

The Company competes with many others engaged in real estate investment and management including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. Significant increases in the number of listings for long-term rentals in the geographic areas where the Company’s properties are located, if not met by a similar increase in demand, are likely to cause downward pressure on rental rates and, potentially, impact the value of the Underlying Asset.

Employees

The Company does not have any employees. All services will be provided via our Manager and its employees and contractors. Our Manager has 4 full-time employees and 10 part-time employees or contractors.

Intellectual Property

All trademarks and intellectual property, including the tirios.ai domain and Tirios Platform will be held by our Manager, and the Company, our Series and investors will have no ownership rights in such intellectual property. Our Manager has granted a license to each Series to, among other things, use the Tirios Platform for our Series Offerings under a license agreement (the “Tirios License Agreement”).

Allocation of Expenses

Tirios Corporation will be responsible for all offering expenses, except for the 1% commission payable to our Broker, and will not be reimbursed by the Company or any Series for offering expenses actually incurred. In general, these costs include legal, accounting, underwriting, filing and compliance costs, as applicable, related to the offering. If not otherwise available for payment out of offering proceeds, Tirios Corporation may advance acquisition expenses and that Series will reimburse our Manager for such costs.

In addition, each Series will be responsible for the costs and expenses attributable to the activities of the Company related to the Series including, but not limited to:

•

fees, costs and expenses incurred in connection with the management of the Underlying Assets and preparing any reports and accounts of the Series, including, but not limited to, audits of the Series’ annual financial statements, tax filings and the circulation of reports to investors;

•	insurance premiums or expenses;
•	withholding or transfer taxes imposed on the Company or the Series or any of the Members;
•	governmental fees imposed on the capital of the Company or the Series;
•

legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, the Series or Manager in connection with the affairs of the Company or the Series, or relating to legal advice directly relating to the Company’s or the Series’ legal affairs;

•	fees, costs and expenses of a third-party registrar and transfer agent appointed by the manager in connection with a series;
•	indemnification payments;
•	costs, fees, or payments related to interest or financing expenses for the Series;

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•	potential HOA or association fees related to the Underlying Assets;
•	costs of any third parties engaged by our Manager in connection with the operations of the Company or the Series; and
•	any similar expenses that may be determined to be operating expenses, as determined by our Manager in its reasonable discretion.

If any fees, costs and expenses of the Company are not attributable to a specific Series, they will be borne proportionately across all of the Series (which may include future Series to be issued). Our Manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy.

Regulation

As an owner/operator of rental properties, we are subject to federal, state and local regulations governing landlord-tenant relationships, tax regulations and licensing requirements that differ from state to state and city to city.

We are also subject to federal state and local laws that affect property ownership generally, including environmental laws, certificates of occupancy limitations, and laws related to accommodations for persons with disabilities. See the discussion in “Risk Factors” regarding some of these regulations and the risks they pose for our business.

Litigation

The Company is not a party to any current litigation.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Tirios Propco Series LLC was formed as a Delaware series limited liability to serve as an investment vehicle through which the general public can invest in fractional interests of income-producing single-family homes. Our Manager, Tirios Corporation, a Delaware corporation, owns an investment platform accessible through www.tirios.ai and iOS and Android Apps, collectively, which we refer to herein as the “Tirios Platform.” We intend to distribute the Series Interests in the Offerings and our other future Series’ Offerings exclusively through the Tirios Platform. An investment in a Series of the Company entitles the investor to its share of the potential benefits normally associated with direct ownership of real estate without the burdens of the due diligence, significant capital outlay, management, and oversight generally associated with ownership of such assets.

Specifically, we will acquire single-family homes, lease them long-term, divide them into multiple interests which includes creating a digital courtesy copy using blockchain technology, and offer them as investments through the Tirios Platform. As a result, investors can build their real estate portfolio by investing across multiple assets and neighborhoods. We do all the work for sourcing, analyzing, underwriting, acquiring, and managing assets. We analyze every investment across several characteristics to make an investment decision, including evaluating the asset's condition, expected financial returns, market opportunity, and demographic factors. We foreign file to do business in each jurisdiction where our properties are located.

Investors in our offerings can invest in real estate without needing a large lump sum, applying for a mortgage, or taking on maintenance responsibilities as a landlord.

The Company and each Series is managed by Tirios Corporation, our Manager, who also serve as the initial Member of the Company and each Series. Our Manager intends to acquire anywhere from 1%-20% of the Series Interests of each Series, but may acquire more or less Series Interests as determined in its sole discretion.

Tirios Propco Series LLC was formed on April 13, 2023 in the State of Delaware as a series limited liability company. Since its formation, the Company has been engaged primarily in formulating its business plan, sourcing and performing due diligence on and acquisition of our first properties, and developing the financial, offering and other materials to begin fundraising. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business.

OPERATING RESULTS

Revenue

The following table presents the revenues for the year ending December 31, 2025:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	172 Ammolite	1200 Soapstone	Consolidated
Revenues	$-	$23,235	$22,050	$24,000	$-	$-	$69,285

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The following table presents the revenues for the year ending December 31, 2024:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	Consolidated
Revenues	$-	$18,033	$19,035	$22,678	$59,746

The revenue for the year ended December 31, 2024, for 274 Gabbro was $18,033, 283 Gabbro was $19,035 and 313 Mica was $22,678, with the consolidated revenue of $59,746. There was no activity in the year ended December 31, 2024, for 172 Ammolite and 1200 Soapstone, as these series entities were formed in 2025.

Operating Expenses

The following table presents the operating expenses for the year ended December 31, 2025:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	172 Ammolite	1200 Soapstone	Consolidated
Insurance	-	$1,054	$832	$1,477	$601	$626	$4,590
Property Management	-	708	708	708	295	295	2,714
Homeowners association fees	-	540	540	540	241	241	2,102
Real estate taxes	-	3,270	3,270	5,396	338	338	12,612
Depreciation expense	-	7,248	7,008	8,760	3,416	3,377	29,809
Bank charges	-	173	194	254	-	3	624
Total Operating Expenses	-	$12,993	$12,552	$17,135	$4,891	$4,880	$52,451

The following table presents the operating expenses for the year ended December 31, 2024:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	Consolidated
Insurance	$-	$804	$819	$1,022	$2,645
Property Management	-	708	708	708	2,124
Homeowners association fees	-	540	540	540	1,620
Real estate taxes	-	3,863	3,863	5,065	12,791
Depreciation expense	-	7,248	7,008	8,760	23,016
Bank charges	-	365	411	432	1,208
Total Operating Expenses	$-	$13,528	$13,349	$16,527	$43,404

There was no activity in the year ended December 31, 2024, for 172 Ammolite and 1200 Soapstone, as these series entities were formed in 2025.

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Other Income (Expense)

The following table presents the interest expense, interest income and loss on extinguishment of debt for the year ended December 31, 2025:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	172 Ammolite	1200 Soapstone	Consolidated
Interest expense	$-	$(12,657)	$(12,659)	$(16,493)	$(5,599)	$(5,553)	$(52,961)
Interest income	190	-	-	-	-	-	190
Loss on extinguishment of debt	-	-	-	-	-	-	-
Total Other Income (Expense)	$190	$(12,657)	$(12,659)	$(16,493)	$(5,599)	$(5,553)	$(52,771)

The following table presents the interest expense, interest income and loss on extinguishment of debt for the year ended December 31, 2024:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	Consolidated
Interest expense	$-	$(17,258)	(17,037)	$(20,851)	$(55,146)
Interest income	197	-	-	-	197
Loss on extinguishment of debt	-	-	-	(240)	(240)
Total Other Income (Expense)	$197	$(17,258)	(17,037)	$(21,091)	$(55,189)

There was no activity in the year ended December 31, 2024, for 172 Ammolite and 1200 Soapstone, as these series entities were formed in 2025.

Liquidity and Capital Resources

The Company has relied on advances from its Manager for equity to close on the acquisition and to fund operating expenses. The Company’s ability to continue as a going concern in the next twelve months is dependent upon their ability to continue to generate cash flow from their rental properties, raise sufficient capital through Regulation A offering and/or obtain financing from the Manager. However, there are no assurances that the Company can continue to generate cash flow from their rental properties, or raise capital through Regulation A offering or that the Manager will always be in the position to provide funding when needed. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

The following table presents the cash and cash equivalents as of December 31, 2025:

	Tirios Propco Series LLC		274 Gabbro	283 Gabbro	313 Mica	172 Ammolite	1200 Soapstone	Consolidated
Cash and cash equivalents	$25,462	-	-	$-	$-	$-	$-	$-

The following table presents the cash and cash equivalents as of December 31, 2024:

	Tirios Propco Series LLC	274 Gabbro	283 Gabbro	313 Mica	Consolidated
Cash and cash equivalents	$70,052	$-	$-	$-	$70,052

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Off-Balance Sheet Arrangements

Neither the Company nor any of the Series had during the year ended December 31, 2025, and December 31, 2024, and does not currently have, any off-balance sheet arrangements.

COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2025, and 2024.

Working Capital Reserve - The Company has set up a working capital reserve from offering proceeds to cover unexpected expenses not covered by builder or appliance warranties, as well as unforeseen operating costs or cash flow shortfalls. As of December 31, 2025, and December 31, 2024, the working capital reserves were $15,600 for 274 Gabbro, $16,552 for 283 Gabbro, and $23,573 for 313 Mica, with total reserve of $55,725.

Recent Developments

No recent developments.

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ITEM 3. DIRECTORS AND OFFICERS

In accordance with the Operating Agreement and the Series Designations, our Manager, Manager for our Series and initial Member of the Company and each Series is Tirios Corporation. Tirios Corporation’s officers, directors and key employees are as follows:

Name	Position	Age
Sachin Latawa	Chief Executive Officer, Chief Financial Officer, Secretary, Director	46

Sachin Latawa

Sachin has served as sole officer and Director of our Manager since its inception. Prior to Tirios, Sachin served as Chief Financial Officer of Builders Capital, a lending company providing financing for single-family and multi-family construction with over $500 million in Loans under Management. Before joining Builders Capital in late 2018, Sachin served as the Chief Financial Officer of the Real Estate Segment of Icahn Enterprises (NASDAQ: IEP). During his tenure, Sachin oversaw $1.1 billion in AUM and over $1 billion in real estate transactions, including homebuilding operations, residential master plan communities, distressed assets, net lease office properties, resort operations, industrial warehouses, and other asset classes. Sachin served on the Board of Directors for Voltari Corporation (OTC: VLTS) from 2017 to 2019, where he was responsible for providing Voltari Corporation with insights into real estate business operations. Prior to joining Icahn Enterprises in 2015, Sachin served as Vice President M&A at Fortress Investment Group, where his responsibilities included overseeing M&A transactions and the public listing process for various REITs managed by Fortress. Before joining Fortress in 2014, Sachin held multiple positions with PwC Transaction Services, most recently as a Director and led Merger & Acquisitions, IPO, and advisory engagements for various Private Equity clients, including Apollo Global Management. Prior to joining PwC, Sachin held Senior Associate position with Deloitte & Touche and Senior Analyst position with Oracle Corporation.

Sachin is a Harvard University alumnus who has completed Advanced Real Estate Management Program at Harvard University. Sachin had previously completed the Real Estate Management Program from Harvard University and Business Analytics Certificate from Wharton School of Business. Sachin is a Certified Public Accountant in the United States and a Chartered Accountant in India. He holds a Bachelors' Degree in Commerce from Delhi University, India, and an MBA from the Institute of Management Technology, India.

COMPENSATION OF MANAGER

The Company does not compensate our Manager or any director or executive officer of Tirios Corporation for their services to Tirios Propco Series LLC. Rather, Tirios Corporation will receive management fees from the Company as below described.

Fees

Acquisition Fee: Upon the closing of the acquisition of any Series Asset, our Manager shall receive an Acquisition fee between two percent (2%) and eight percent (8%) of the gross purchase price for such Series Asset. The Acquisition Fee is charged by the Manager for services such as finding investment and underwriting opportunities, performing due diligence on potential opportunities.

Asset Management Fees: On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, the Series will pay our Manager a management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Net Asset Value as of the last day of the immediately preceding quarter. “Net Asset Value” at any date means the current market value of a Series’ total Series Assets, less liabilities, determined by our Manager in its sole discretion. We may, but are not obligated to, obtain a third-party valuation of the assets of the Series to determine “Asset Value.” Asset Management Fees include the fees for using the Tirios Platform for Series Offerings as per the Tirios License Agreement with our Manager. Our Manager may waive this fee for any year at its sole discretion.

Property Management Fee: Our Manager or its designated Affiliate will receive a Property Management Fee of $59.00 per month for each real property Asset held by a Series.

Commission as Buyer's Agent: Our Manager or an affiliate of the Manager will represent the Company during the asset purchase process and could receive a commission as buyer's agent, which is typically between 0% to 3% of the acquisition price, based on the agreement with Seller's listing agent. The commission received as buyer's agent is for providing services such as scheduling viewings, submitting offers, negotiating purchase prices, and managing the closing process. As is standard industry practice, the commission for services as Buyer's Agent is paid by Seller at the time of closing.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Our Manager serves as the initial Member for each Series. The Manager currently does not own and may purchase 1%-20% of Series Interests at the closing of each Series and may purchase more or less as determined in its sole discretion.

The offerings are made on a best-efforts basis, and neither the Manager nor any other party has a firm commitment or obligation to purchase any of the Series Interests. In the instance, the Offerings are not fully subscribed, the proceeds available for repayment of advance to our Manager would be lower and our Manager can elect to be repaid via receipt of Series Interests. Any Series Interests issued to our Manager will have the same rights and terms as Series Interests issued to any other holder. There are no preferential rights inherent in Series Interests awarded to Manager.

The address of Tirios Corporation is 1209 Orange St, Wilmington, DE 19801

15

ITEM 5. INTEREST OF MANAGMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Party Transactions

Except as described herein (or within the section entitled “Compensation of Manager”), none of the following parties (each a “Related Party”) has, since inception, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our Manager, or its executives, directors, or 10% or more shareholders;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding interests; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Pursuant to our Operating Agreement, we have agreed to pay our Manager certain fees as detailed in “Compensation of Manager.”

Our Manager has been issued membership interests in our Company and is the initial Member of Tirios Propco Series LLC – 274 Gabbro, Tirios Propco Series LLC – 283 Gabbro, Tirios Propco Series LLC – 313 Mica, Tirios Propco Series LLC – 1200 Soapstone, and Tirios Propco Series LLC – 172 Ammolite. As a Member, our Manager has executed and is a party to our Operating Agreement.

Conflicts of Interest

The Company is subject to various conflicts of interest arising out of its relationship with our Manager and its affiliates.

The sole officer and director of Tirios Corporation has legal obligations with respect to our Manager which may conflict with him acting in our best interests, especially in the event of a conflict between us and our Manager. In such instances, it is expected that his loyalty will be to our Manager and not the Company.

From time to time, our Manager and its affiliates may create new entities that will acquire real estate assets that are in the same asset class or might compete with the assets acquired by the Company. Our Manager will, in its sole discretion, determine which entity will be responsible for acquiring a specific asset and some assets that could be acquired by or benefit the Company may be allocated to another entity owned or controlled by our Manager or its affiliates.

The Company relies on Tirios Corporation professionals and other staff for the day-to-day operation of the Company and the Series. These persons will face conflicts of interest in allocating their time among the Company, Tirios Corporation, other related entities and other business activities in which they are involved. However, the Company believes that Tirios Corporation and its affiliates have sufficient professionals to fully discharge their responsibilities to the Company.

Our Manager’s interests in our revenues and distributions may cause its management to make more risky business decisions than they would otherwise in the absence of such carried interest.

Certain legal, accounting and other advisors, including real estate brokers, of our Company may also serve as representatives or agents of our Manager or its Members or affiliates. As a result, conflicts of interests could arise and, in such cases, such representatives or agents may have to withdraw from representation of our Company if such conflicts cannot be resolved.

The Company does not have any formal policies in place to resolve conflicts of interest.

ITEM 6. OTHER INFORMATION

None.

16

ITEM 7. FINANCIAL STATEMENTS

Tirios Propco Series LLC

(a Delaware Series Limited Liability Company)

Audited Consolidated Financial Statements

As of the year ended December 31, 2025 and 2024

Audited by

Alice.CPA LLC

A New Jersey CPA Company

Consolidated Financial Statements

FS - 1

Tirios Propco Series LLC

FS - 2

Independent Auditor’s Report

April 30, 2026

To the Shareholders of Tirios Propco Series LLC

Austin, Texas

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the accompanying consolidated financial statements of Tirios Propco Series LLC, which comprise the consolidated balance sheet as of December 31, 2025 and December 31, 2024, and the related statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tirios Propco Series LLC as of December 31, 2025 and December 31, 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Tirios Propco Series LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Tirios Propco Series LLC’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

FS - 3

As part of an audit in accordance with generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tirios Propco Series LLC’s internal control.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Tirios Propco Series LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies or material weaknesses in internal control that we identify during our audit.

Alice.CPA LLC

Robbinsville, New Jersey

April 30, 2026

FS - 4

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS
As of December 31, 2025 and 2024
(Audited)

	Tirios Propco		274 Gabbro		283 Gabbro		313 Mica
	2025	2024	2025	2024	2025	2024	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$25,462	$70,052	$-	$-	$-	$-	$-	$-
Due from related parties	223	-	54,795	18,572	51,248	19,858	62,637	30,950
Prepaid expenses	-	-	2,809	681	818	376	1,514	1,223
Total Current Assets	25,685	70,052	57,604	19,253	52,066	20,234	64,151	32,173

Investment in single-family residential properties, net of depreciation	-	-	233,589	240,837	227,593	234,601	270,933	279,693

Total Assets	$25,685	$70,052	$291,193	$260,090	$279,659	$254,835	$335,084	$311,866

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$475	$476	$538	$4,229	$3,875	$4,275	$686	$5,497
Due to related parties	24,823	69,379	114,341	96,296	88,953	85,351	98,203	84,556
Security deposits	-	-	3,500	3,500	2,500	2,500	2,100	2,100
Total Current Liabilities	25,298	69,855	118,379	104,025	95,328	92,126	100,989	92,153

Noncurrent Liabilities
Mortgage payable, net of deferred debt issuance costs	-	-	155,668	154,684	155,659	154,673	215,479	216,869
Total Noncurrent Liabilities	-	-	155,668	154,684	155,659	154,673	215,479	216,869

Total Liabilities	25,298	69,855	274,047	258,709	250,987	246,799	316,468	309,022

Members' Equity (Deficit)	387	197.00	17,146	1,381	28,672	8,036	18,616	2,844

Total Liabilities and Members' Equity (Deficit)	$25,685	$70,052	$291,193	$260,090	$279,659	$254,835	$335,084	$311,866

The accompanying notes are an integral part of these consolidated financial statements.

FS - 5

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS
As of December 31, 2025 and 2024
(Audited)

	172 Ammolite		1200 Soapstone		Consolidated Total
	2025	2024	2025	2024	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$-	$-	$-	$-	$25,462	$70,052
Due from related parties	-	-	298	-	-	-
Prepaid expenses	4,307	-	-	-	9,447	2,280
Total Current Assets	4,307	-	298	-	34,909	72,332

Investment in single-family residential properties, net of depreciation	245,873	-	243,930	-	1,221,918	755,131

Total Assets	$250,180	$-	$244,228	$-	$1,256,827	$827,463

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$-	$-	$1,557	$-	$7,132	$14,477
Due to related parties	100,525	-	94,059	-	351,700	266,202
Security deposits	-	-	-	-	8,100	8,100
Total Current Liabilities	100,525	-	95,616	-	366,932	288,779

Noncurrent Liabilities
Mortgage payable, net of deferred debt issuance costs	160,145	-	158,745	-	845,697	526,226
Total Noncurrent Liabilities	160,145	-	158,745	-	845,697	526,226

Total Liabilities	260,670	-	254,361	-	1,212,629	815,005

Members' Equity (Deficit)	(10,490)	-	(10,133)	-	44,198	12,458

Total Liabilities and Members' Equity (Deficit)	$250,180	$-	$244,228	$-	$1,256,827	$827,463

The accompanying notes are an integral part of these consolidated financial statements.

FS - 6

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2025 and 2024
(Audited)

	Tirios Propco		274 Gabbro		283 Gabbro		313 Mica
	2025	2024	2025	2024	2025	2024	2025	2024

Rental Income	$-	$-	$23,235	$18,033	$22,050	$19,035	$24,000	$22,678

Operating Expenses
Insurance expense	-	-	1,054	804	832	819	1,477	1,022
Property management	-	-	708	708	708	708	708	708
Homeowners association fees	-	-	540	540	540	540	540	540
Real estate taxes	-	-	3,270	3,863	3,270	3,863	5,396	5,065
Depreciation expense	-	-	7,248	7,248	7,008	7,008	8,760	8,760
Bank charges	-	-	173	365	194	411	254	432
Total Operating Expenses	-	-	12,993	13,528	12,552	13,349	17,135	16,527

Other Income (Expense)
Interest expense	-	-	(12,657)	(17,258)	(12,659)	(17,037)	(16,493)	(20,851)
Interest income	190	197	-	-	-	-	-	-
Loss on extinguishment of debt	-	-	-	-	-	-	-	(240)
Total Other Income (Expense)	190	197	(12,657)	(17,258)	(12,659)	(17,037)	(16,493)	(21,091)

Net Income (Loss)	$190	$197	$(2,415)	$(12,753)	$(3,161)	$(11,351)	$(9,628)	$(14,940)

The accompanying notes are an integral part of these consolidated financial statements.

FS - 7

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2025 and 2024
(Audited)

	172 Ammolite		1200 Soapstone		Consolidated Total
	2025	2024	2025	2024	2025	2024

Rental Income	$-	$-	$-	$-	$69,285	$59,746

Operating Expenses
Insurance expense	601	-	626	-	4,590	2,645
Property management	295	-	295	-	2,714	2,124
Homeowners association fees	241	-	241	-	2,102	1,620
Real estate taxes	338	-	338	-	12,612	12,791
Depreciation expense	3,416	-	3,377	-	29,809	23,016
Bank charges	-	-	3	-	624	1,208
Total Operating Expenses	4,891	-	4,880	-	52,451	43,404

Other Income (Expense)
Interest expense	(5,599)	-	(5,553)	-	(52,961)	(55,146)
Interest income	-	-	-	-	190	197
Loss on extinguishment of debt	-	-	-	-	-	(240)
Total Other Income (Expense)	(5,599)	-	(5,553)	-	(52,771)	(55,189)

Net Income (Loss)	$(10,490)	$-	$(10,433)	$-	$(35,937)	$(38,847)

The accompanying notes are an integral part of these consolidated financial statements.

FS - 8

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2025 and 2024
(Audited)

	Tirios Propco	274 Gabbro	283 Gabbro	313 Mica
Balance as of December 31, 2023	$-	$(22,366)	$(21,713)	$(25,416)
Capital contributions	-	36,500	41,100	43,200
Net income (loss)	197	(12,753)	(11,351)	(14,940)
Balance as of December 31, 2024	197	1,381	8,036	2,844
Capital contributions	-	18,300	23,900	25,400
Dividends		(120)	(103)
Net income (loss)	190	(2,415)	(3,161)	(9,628)
Balance as of December 31, 2025	$387	$17,146	$28,672	$18,616

The accompanying notes are an integral part of these consolidated financial statements.

FS - 9

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2025 and 2024
(Audited)

	172 Ammolite	1200 Soapstone	Consolidated Total
Balance as of December 31, 2023	$-	$-	$(69,495)
Capital contributions	-	-	120,800
Net income (loss)	-	-	(38,847)
Balance as of December 31, 2024	-	-	12,458
Capital contributions	-	300	67,900
Dividends	-	-	(223)
Net income (loss)	(10,490)	(10,433)	(35,937)
Balance as of December 31, 2025	$(10,490)	$(10,133)	$44,198

The accompanying notes are an integral part of these consolidated financial statements

FS - 10

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2025 and 2024
(Audited)

	Tirios Propco		274 Gabbro		283 Gabbro		313 Mica
	2025	2,024	2025	2024	2025	2024	2025	2024

Cash Flows from Operating Activities
Net income (loss)	$190	197	$(2,415)	$(12,753)	$(3,161)	$(11,351)	$(9,628)	$(14,940)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	-	-	7,248	7,248	7,008	7,008	8,760	8,760
Amortization of debt issuance costs	-	-	984	2,792	986	2,754	980	3,031
Gain (loss) on extinguishment of debt	-	-	-	-	-	-	-	240
Changes in operating assets and liabilities:
Due from related parties	(223)	-	(36,343)	(18,572)	(31,493)	(19,858)	(31,687)	(30,950)
Prepaid expenses	-	-	(2,128)	(383)	(442)	(78)	(291)	(872)
Accounts payable	(1)	476	(3,691)	1,368	(400)	1,348	(4,811)	2,686
Due to related parties	(44,556)	69,379	-	-	-	-	-	-
Security deposit	-	-	-	3,500	-	2,500	-	2,100
Net cash provided by (used in) operating activities	(44,590)	70,052	(36,345)	(16,800)	(27,502)	(17,677)	(36,677)	(29,945)

Cash Flows from Investing Activities
Buildings and Land	-	-	-	-	-	-	-	-
Net cash used in investing activities	-	-	-	-	-	-	-	-

Cash Flows from Financing Activities
Advances from manager	-	-	18,045	8,690	3,602	83	13,647	(16,620)
Mortgage payable	-	-	-	(21,479)	-	(16,604)	(2,370)	10,183
Debt issuance costs	-	-	-	(6,911)	-	(6,902)	-	(6,818)
Capital contribution	-	-	18,300	36,500	23,900	41,100	25,400	43,200
Net cash used in financing activities	-	-	36,345	16,800	27,502	17,677	36,677	29,945
Net change in cash and cash equivalents	(44,590)	70,052	-	-	-	-	-	-

Cash and cash equivalents at beginning of period	70,052	-	-	-	-	-	-	-
Cash and cash equivalents at end of year	25,462	70,052	$-	$-	$-	$-	$-	$-

Supplemental information
Interest paid	$-	-	$11,673	$14,529	$11,673	$14,325	$15,615	$17,820

The accompanying notes are an integral part of these consolidated financial statements.

FS - 11

TIRIOS PROPCO SERIES LLC
CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2025 and 2024
(Audited)

	172 Ammolite		1200 Soapstone		Consolidated Total
	2025	2024	2025	2024	2025	2024

Cash Flows from Operating Activities
Net income (loss)	$(10,490)	$-	$(10,433)	$-	$(35,937)	$(38,847)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	3,416	-	3,377	-	29,809	23,016
Amortization of debt issuance costs	242	-	242	-	3,434	8,577
Gain (loss) on extinguishment of debt	-	-	-	-	-	240
Changes in operating assets and liabilities:	-	-	-	-
Due from related parties	-	-	(298)	-	-	-
Prepaid expenses	(4,307)	-	-	-	(7,167)	(1,333)
Accounts payable	-	-	1,557	-	(7,345)	5,878
Due to related parties	-	-	-	-	-	-
Security deposit	-	-	-	-	-	8,100
Net cash provided by (used in) operating activities	(11,139)	-	(5,555)	-	(17,206)	5,631

Cash Flows from Investing Activities
Buildings and Land	(249,289)	-	(247,307)	-	(496,596)	-
Net cash used in investing activities	(249,289)	-	(247,307)	-	(496,596)	-

Cash Flows from Financing Activities
Advances from manager	100,525	-	94,059	-	85,498	(7,848)
Mortgage payable	165,193	-	163,793	-	326,617	(27,900)
Debt issuance costs	(5,290)	-	(5,290)	-	(10,580)	(20,631)
Capital contribution	-	-	300	-	67,677	120,800
Net cash used in financing activities	260,428	-	252,862	-	469,212	64,421
Net change in cash and cash equivalents	-	-	-	-	(44,590)	70,052

Cash and cash equivalents at beginning of period	-	-	-	-	70,052	-
Cash and cash equivalents at end of year	$-	$-	$-	$-	$25,462	$70,052

Supplemental information
Interest paid	$-	$-	$-	$-	$38,961	46,674

The accompanying notes are an integral part of these consolidated financial statements.

FS - 12

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF CONSOLIDATION

Included in these consolidated financial statements are operations of Tirios Propco Series LLC. and its designated series LLCs’ (collectively, which may be referred to as “Tirios,” the “Company,” “we,” “us,” or “our”):

•	Series Designation of Tirios Propco Series LLC – 274 Gabbro (“274 Gabbro”)
•	Series Designation of Tirios Propco Series LLC – 283 Gabbro (“283 Gabbro”)
•	Series Designation of Tirios Propco Series LLC – 313 Mica (“313 Mica”)
•	Series Designation of Tirios Propco Series LLC – 172 Ammolite (“172 Ammolite”)
•	Series Designation of Tirios Propco Series LLC – 1200 Soapstone (“1200 Soapstone”), (collectively, which may be referred to as “Series LLCs”).

The Company was registered in Delaware on April 13, 2023. Tirios will issue fractional offerings in underlying real estate assets, primarily single-family rentals homes. The assets are in Austin, Texas.

Since its inception, the Company has relied on advances from its Manager, Tirios Corporation (the “Manager”), a Delaware Corporation (see Note 4). As of December 31, 2025, the Company had negative working capital and will likely incur losses prior to generating positive members’ equity. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 9). During the next twelve months, the Company intends to fund its operations with funding from Series Regulation A offering (see Note 9) and funds from revenue producing activities. If the Company cannot secure additional short-term capital, it may cease operations. These consolidated financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

The accompanying consolidated financial statements include the accounts of Tirios Propco Series LLC and its designated Series LLCs, each of which is under common management but maintains separate legal and equity structures. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and reflect the historical accounting basis of each entity. All intercompany balances and transactions among the Series have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to US GAAP. Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Tirios Propco Series LLC and each Series listed in Note 1. All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates used in the preparation of the accompanying consolidated financial statements include recording of depreciation and amortization.

FS - 13

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

The Company maintains its cash balances with federally insured financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk related to cash. The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account.

Investment in Single-Family Residential Properties

Investments in single-family residential properties are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of a property are capitalized. Routine maintenance and repair costs are expensed as incurred. Upon the sale or disposition of a property, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income.

Depreciation is provided using the straight-line method over the estimated useful life of the properties, applying the mid-month convention. The useful life for residential property is generally 27.5 years.

The Company evaluates the carrying value of its investment properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value exceeds the estimated fair value. Factors considered in this analysis include current operating performance, property usage, market conditions, and other economic factors.

No impairment was recognized for 2025 and 2024.

Fair Value Measurements

US GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The Company did not have assets or liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024.

FS - 14

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

Accounts Payable

Accounts payable are recorded at their invoiced amounts and represent obligations to pay for goods or services received. They are classified as current liabilities unless payment is not due within one year. Accounts payable are recognized at the transaction date and are subsequently measured at amortized cost, which typically equals the original invoiced amount.

Security Deposits

Security deposits received from tenants are recorded as liabilities and are not recognized as revenue unless and until the deposit is forfeited in accordance with the lease agreement. These amounts are refundable to tenants at the end of the lease term, subject to the condition of the property and fulfillment of lease obligations.

Revenue Recognition

Revenue is recognized at the Series LLCs’ level and primarily consists of rental income from single-family residential properties. Rental income is earned under annual or month-to-month lease agreements and is recognized on a straight-line basis over the lease term, in accordance with ASC 842, Leases.

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on the consolidated financial statements.

NOTE 3 – INVESTMENT IN SINGLE-FAMILY RESIDENTIAL PROPERTIES

Investment in single-family residential properties consisted of the following as of December 31, 2025 and 2024:

December 31, 2025:

	274 Gabbro	283 Gabbro	313 Mica	172 Ammolite	1200 Soapstone	Total
Land	$53,100	$53,100	$53,269	$39,739	$39,737	$238,945
Building	199,515	192,889	240,659	209,550	207,570	1,050,183
Less: accumulated depreciation	(19,026)	(18,396)	(22,995)	(3,416)	(3,377)	(67,210)
Total investment in single-family residential properties, net	$233,589	$227,593	$270,933	$245,873	$243,930	$1,221,918

FS - 15

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

December 31, 2024:

	274 Gabbro	283 Gabbro	313 Mica	Total
Land	$53,100	$53,100	$53,269	$159,469
Building	199,515	192,889	240,659	633,063
Less: accumulated depreciation	(11,778)	(11,388)	(14,235)	(37,401)
Total investment in single-family residential properties, net	$240,837	$234,601	$279,693	$755,131

Depreciation expense for the years ended December 31, 2025 and 2024 amounted to $29,809 and $23,016, respectively.

NOTE 4 – EQUITY

Tirios Propco Series LLC is wholly owned by Tirios Corporation (the “Manager”), a Delaware Corporation. Each Series maintains its own separate members’ equity accounts. Equity balances are not commingled between Series, and profits and losses are allocated only to members of the specific Series.

Operating Agreement

General:

In accordance with the Operating Agreement, Tirios Corporation has the power and authority to do all things and, on such terms, as it determines to be necessary or appropriate to conduct the business of the Company and each Series.  Each holder of Series Interests will grant the Manager the power of attorney. The Manager also has the right to appoint officers of the Company and each Series.

Fees and Expenses:

The following fees, costs and expenses shall be borne by the relevant Series (except to the extent assumed by the Managing Member in writing):

Asset Cost:

Cost to acquire the Series Asset.

Broker Commission:

A 1% commission payable to the Broker to perform administrative and compliance-related functions in connection with Regulation A Series Interests offering, but not for underwriting or placement agent services.

Offering Expenses:

Fees, costs and expenses incurred in connection with executing an offering of Interests in one or more Series, consisting of underwriting, legal, accounting, escrow and compliance costs related to such offering, but excluding the Broker Commission. These costs are  paid by the Managing Manager without reimbursement.

Acquisition Expenses:

Following fees, costs and expenses allocable to the Series (or such Series pro rata share of any such fees, costs and expenses allocable to the Company) and incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series Asset:

•	brokerage and sales fees and commissions (but excluding the Broker Commission);
•	appraisal fees;
•	real-estate property title and registration fees;
•	research fees;
•	transfer taxes;
•	third party industry and due diligence expert fees;
•	storage fees;

FS - 16

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

•	insurance fees;
•	bank fees and interest (if the Series Asset was acquired using debt prior to completion of the Initial Offering);
•	auction house fees;
•	technology costs,
•	travel and lodging for inspection purposes;
•	photography and videography expenses in order to prepare the profile for the Series Asset to be accessible to Investor Members via an online platform;
•	similar costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series asset.

Managing Member Fee:

The Managing Member shall be entitled to the following fees from each Series:

a.

Acquisition Fee: Upon the closing of the acquisition of any Series Asset, the Manager receives an Acquisition Fee between 2% to 8% of the gross purchase price for such Series Asset, as determined by the Manager. The exact percentage charged depends on a range of factors, including the acquisition price, location, due diligence requirements and amount of rehabilitation work required. The Acquisition Fee is charged by the Manager for services such as finding investment and underwriting opportunities, performing due diligence on potential opportunities. The Acquisition fees charged for the period ended December 31, 2023 for 274 Gabbro was $4,866, charged for 283 Gabbro was $4,736, and charged for 313 Mica was $5,672. In December 31, 2025, the acquisition fees charged for 172 Ammolite was $13,871 and charged for $13,759 for 1200 Soapstone. The acquisition fees are capitalized as part of Investment in single-family residential properties on the consolidated balance sheets.

b.

Asset Management Fees: On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, the Series will pay the Manager a management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Net Asset Value as of the last day of the immediately preceding quarter. “Net Asset Value” at any date means the current market value of a Series’ total Series Assets, less liabilities, determined by the Manager in its sole discretion. Manager may, but is not obligated to, obtain a third-party valuation of the assets of the Series to determine “Asset Value.” Asset Management Fees include the fees for using the Tirios Platform for Series Offerings as per the Tirios License Agreement with the Manager. The Manager may waive this fee for any year at its sole discretion.

The Manager has waived asset management fees for 2023, 2024, and 2025 and therefore no fees were charged by the Manager for the period ended December 31, 2025 and 2024.

c.

Property Management Fee: The Manager or its designated affiliate receives a property management fee of $59 per month for each real property asset held by a Series. The property management fees charged for the year ended December 31, 2025 and for the period ended December 31, 2024 was $708 for 274 Gabbro, 283 Gabbro and 313 Mica. The fees charged for the period ended December 31, 2025 for 172 Ammolite and 1200 Soapstone was $295.

d.

Commission as Buyer's Agent: The Manager or an affiliate of the Manager typically represents the Company during the asset purchase process and could receive a commission as buyer's agent, which is typically between 0% to 3% of the acquisition price, based on the agreement with Seller's listing agent. The commission received as buyer's agent is for providing services such as scheduling viewings, submitting offers, negotiating purchase prices, and managing the closing process. As is standard industry practice, the commission for services as Buyer's Agent is paid by Seller at the time of closing.

Operating Expenses:

All fees and expenses incurred in connection with management of Series Assets, preparing any reports and accounts of each Series or the Company, insurance premiums or expenses, all custodial fees, costs and expenses and other costs and expenses incurred in connection with the operations of a Series, or a Series’ allocated share of expenses incurred by the Company.

Dissolution Expenses:

All costs and expenses incidental to the termination and winding up of such Series and its share of the costs and expenses incidental to the termination and winding up of the Company.

FS - 17

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

NOTE 5 – PURCHASED PROPERTIES

Series Designation of Tirios Propco Series LLC – 313 Mica (“313 Mica”)

Effective May 3, 2023, the Company was appointed as the Managing Member of 313 Mica with effect from the date of agreement and shall continue to act as the Managing Member of 313 Mica until dissolution or its removal and replacement. The Series Assets of 313 Mica shall comprise of that certain real property and improvements thereon located at 313 Mica Trail, Maxwell, TX 78656.

An affiliate of the Managing Manager entered into a purchase agreement to purchase the 313 Mica Property on March 8, 2023 and the purchase transaction was closed May 12, 2023. The purchase price was $299,990.00 which, after incentives and discretionary reductions, was reduced to $283,590.00. The property was financed with a secured third-party loan in the amount of $212,693 and the equity has been advanced by the Managing Manager, who is being reimbursed through offering proceeds. The short-term debt of $212,693 was refinanced on May 23, 2024, with a secured third-party long-term debt of $224,000, with the balance used to reduce the operating advance from our Manager.

Series Designation of Tirios Propco Series LLC – 274 Gabbro (“274 Gabbro”)

Effective May 3, 2023, the Company was appointed as the Managing Member of 274 Gabbro with effect from the date of agreement and shall continue to act as the Managing Member of 274 Gabbro until dissolution or its removal and replacement. The Series Assets of 274 Gabbro shall comprise of that certain real property and improvements thereon located at 274 Gabbro Gardens, Maxwell, TX 78656.

An affiliate of the Managing Manager entered into a purchase agreement to purchase the 274 Gabbro Property on March 8, 2023 and the transaction was closed May 12, 2023. The purchase price was $257,990.00 which, after incentives and discretionary reductions, was reduced to $243,305.00. The property was financed with a secured third-party loan in the amount of $182,479 and the equity has been advanced by the Manager, who is being  reimbursed through offering proceeds. The short-term debt of $182,479 was refinanced on May 31, 2024, with a secured third-party long-term debt of $161,000, with the balance advanced by our Manager, who will be reimbursed through offering proceeds.

Series Designation of Tirios Propco Series LLC – 283 Gabbro (“283 Gabbro”)

Effective May 3, 2023, the Company was appointed as the Managing Member of 283 Gabbro with effect from the date of agreement and shall continue to act as the Managing Member of 283 Gabbro until dissolution or its removal and replacement. The Series Assets of 283 Gabbro shall comprise of that certain real property and improvements thereon located at 283 Gabbro Gardens, Maxwell, TX 78656.

An affiliate of the Managing Manager entered into a purchase agreement to purchase the 283 Gabbro Property on March 8, 2023 and the transaction was closed May 12, 2023. The purchase price was $255,990.00 which, after incentives and discretionary reductions, was reduced to $236,805.00. The property was financed with a secured third-party loan, in the amount of $182,479 and the equity has been advanced by the Managing Manager, who is being  reimbursed through offering proceeds. The short-term debt of $182,479 was refinanced on May 31, 2024, with a secured third-party long-term debt of $161,000, with the balance advanced by our Manager, who will be reimbursed through offering proceeds.

Series Designation of Tirios Propco Series LLC – 172 Ammolite (“172 Ammolite”)

Effective July 21, 2025 the Company was appointed as the Managing Member of 172 Ammolite with effect from the date of agreement and shall continue to act as the Managing Member of 172 Ammolite until dissolution or its removal and replacement. The Series Assets of 172 Ammolite shall comprise of that certain real property and improvements thereon located at 172 Ammolite Lane, Maxwell, TX 78656.

An affiliate of the Managing Manager entered into a purchase agreement to purchase the 172 Ammolite Property which was closed on July 21, 2025. The purchase price was $235,990.00 and the property was financed with a secured third-party loan in the amount of $165,193 and the equity has been advanced by the Managing Manager, who is being reimbursed through offering proceeds.

FS - 18

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

Series Designation of Tirios Propco Series LLC – 1200 Soapstone (“1200 Soapstone”)

Effective July 21, 2025 the Company was appointed as the Managing Member of 1200 Soapstone with effect from the date of agreement and shall continue to act as the Managing Member of 1200 Soapstone until dissolution or its removal and replacement. The Series Assets of 1200 Soapstone shall comprise of that certain real property and improvements thereon located at 1200 Soapstone Pass, Maxwell, TX 78656.

An affiliate of the Managing Manager entered into a purchase agreement to purchase the 1200 Soapstone Property which was closed on July 21, 2025. The purchase price was $233,990.00 and the property was financed with a secured third-party loan in the amount of $163,793 and the equity has been advanced by the Managing Manager, who is being reimbursed through offering proceeds.

NOTE 6 – DUE TO MANAGER (RELATED PARTY)

The Company has received advances from the Manager to fund the acquisition of properties and to cover operating expenses, including interest payments and other property-related costs. These advances are non-interest bearing, have no specified maturity date, and may be repaid, at the Manager’s election, through the issuance of Series Interests. Any Series Interests issued to the Manager will carry the same rights and terms as those issued to other holders, with no preferential treatment.

As of December 31, 2025, the outstanding balance of advances due to the Manager was $114,341 for 274 Gabbro, $88,953 for 283 Gabbro, $98,203 for 313 Mica, $100,525 for 172 Ammolite, $94,059 for 1200 Soapstone, for a total of $351,700.  As of December 31, 2024, the outstanding balance of advances due to the Manager was $96,296 for 274 Gabbro, $85,351 for 283 Gabbro, and $84,556 for 313 Mica, for a total of $266,202.

NOTE 7 – MORTGAGE PAYABLE

Mortgage Payable – 313 Mica

313 Mica was financed with a secured third-party loan in the amount of $212,693 by HouseMax Funding LLC with an interest rate of 9.99% per annum. Monthly interest-only payments of $1,771 commenced on July 1, 2023, and will continue for a period of twelve months. The outstanding principal balance, interests, charges, fees, costs, and other unpaid amounts will be due on June 1, 2024 (the "Maturity Date").

313 Mica Series incurred debt issuance costs of $6,149, which is amortized over the term of the debt using mid-month convention, i.e. 12.5 months in this case. An amount of $3,689 was amortized and included in interest expense for the period ending December 31, 2023, and the remaining deferred amount of $2,460 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2023, the balance of mortgage payable for 313 Mica, net of deferred debt issuance costs was $210,233.

On May 23, 2024, the Company refinanced the loan by entering into a new mortgage agreement with HouseMax Funding LLC in the amount of $224,000. The new loan carries an initial fixed interest rate of 7.00% for the first 84 months, after which the rate becomes adjustable annually based on the 30-Day Average SOFR plus a margin of 5.25%, subject to a rate floor of 7.25% and a cap of 5%. The loan requires monthly payments of $1,490.28 and is structured with a 30-year amortization period, maturing on June 1, 2054.

313 Mica Series incurred debt issuance costs of $6,902 related to the new mortgage agreement entered into on May 23, 2024. The issuance costs are being amortized over the 30-year term of the loan using the mid-month convention, consistent with the prior loan. An amount of $980, and $3,031 was amortized and included in interest expense for the years ended December 31, 2025 and 2024, respectively. The remaining unamortized balance of $5,027 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2025, the gross balance of the mortgage payable was $220,506, and the net balance, after deducting unamortized debt issuance costs, was $215,479.

Mortgage Payable – 274 Gabbro

274 Gabbro was financed with a secured third-party loan in the amount of $182,479 by HouseMax Funding LLC with an interest rate of 9.99% per annum. Monthly interest-only payments of $1,478.55 commenced on July 1, 2023, and will continue for a period of twelve months. The outstanding principal balance, interests, charges, fees, costs, and other unpaid amounts will be due on June 1, 2024 (the "Maturity Date").

FS - 19

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

274 Gabbro Series incurred debt issuance costs of $5,545, which is amortized over the term of the debt using mid-month convention, i.e. 12.5 months in this case. An amount of $3,348 was amortized and included in interest expense for the period ending December 31, 2023, and the remaining deferred amount of $2,218 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2023, the balance of mortgage payable for 274 Gabbro, net of deferred debt issuance costs was $180,261.

On May 31, 2024, the Company refinanced the loan by entering into a new mortgage agreement with HouseMax Funding LLC in the amount of $161,000. The new loan carries an initial fixed interest rate of 7.25% for the first 84 months, after which the rate becomes adjustable annually based on the 30-Day Average SOFR plus a margin of 5.25%. The loan is structured with a 30-year term and includes an initial 10-year interest-only period, requiring monthly payments of $972.71. The loan matures on June 1, 2054.

274 Gabbro Series incurred debt issuance costs of $6,890 related to the new mortgage agreement. The issuance costs are being amortized over the 30-year term of the loan using the mid-month convention, consistent with the prior loan. An amount of $986, and $2,792 was amortized and included in interest expense for the years ended December 31, 2025 and 2024, respectively. The remaining unamortized balance of $5,332 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2025, the gross balance of the mortgage payable was $161,000, and the net balance, after deducting unamortized debt issuance costs, was $155,668.

Mortgage Payable – 283 Gabbro

283 Gabbro was financed with a secured third-party loan in the amount of $177,604 by HouseMax Funding LLC with an interest rate of 9.99% per annum. Monthly interest-only payments of $1,478.55 commenced on July 1, 2023, and will continue for a period of twelve months. The outstanding principal balance, interests, charges, fees, costs, and other unpaid amounts will be due on June 1, 2024 (the "Maturity Date").

283 Gabbro Series incurred debt issuance costs of $5,447, which is amortized over the term of the debt using mid-month convention, i.e. 12.5 months in this case. An amount of $3,268 was amortized and included in interest expense for the period ending December 31, 2023, and the remaining deferred amount of $2,179 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2023, the balance of mortgage payable for 283 Gabbro. net of deferred debt issuance costs was $175,425.

On May 31, 2024, the Company refinanced the loan by entering into a new mortgage agreement with HouseMax Funding LLC in the amount of $161,000. The new loan carries an initial fixed interest rate of 7.25% for the first 84 months, after which the rate becomes adjustable annually based on the 30-Day Average SOFR plus a margin of 5.25%, subject to a rate floor of 7.25% and a cap of 5%. The loan includes an initial 10-year interest-only period with monthly payments of $972.71, followed by amortizing payments for the remainder of the 30-year term. The loan matures on June 1, 2054.

283 Gabbro Series incurred debt issuance costs of $6,902 related to the new mortgage agreement. The issuance costs are being amortized over the 30-year term of the loan using the mid-month convention, consistent with the prior loan. An amount of $986, and $2,754 was amortized and included in interest expense for the years ended December 31, 2025, and 2024, respectively. The remaining unamortized balance of $5,341 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2025, the gross balance of the mortgage payable was $161,000, and the net balance, after deducting unamortized debt issuance costs, was $155,659.

Mortgage Payable – 172 Ammolite

172 Ammolite was financed at acquisition with long-term debt, a loan amount of $165,193, and an interest rate of 7.25%. The long-term debt is financed by HouseMax Funding LLC, with an interest rate of 7.25% per annum, and interest only payments for the first one hundred twenty months and then interest and principal over the next two hundred and forty months. The outstanding principal balance, interests, charges, fees, costs, and other unpaid amounts will be due August 1, 2055 (the "Maturity Date"). The collateral for the loan is the property, with 1st lien deed of trust, with the assignment of rents and fixtures. The long-term debt includes a provision for a prepayment penalty calculated at 5%, 4%, 3%, 2%, and 1% of the outstanding loan amount if the debt is prepaid during the first 1 year, 2 years, 3 years, 4 years, and 5 years respectively.

FS - 20

TIRIOS PROPCO SERIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2025 AND 2024

(AUDITED)

173 Ammolite Series incurred debt issuance costs of $5,290 related to the new mortgage agreement. The issuance costs are being amortized over the 30-year term of the loan using the mid-month convention, consistent with the prior loan. An amount of $242 was amortized and included in interest expense for the year ended December 31, 2025. The remaining unamortized balance of $5,048 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2025, the gross balance of the mortgage payable was $165,193, and the net balance, after deducting unamortized debt issuance costs, was $160,145.

Mortgage Payable – 1200 Soapstone

1200 Soapstone was financed at acquisition with long-term debt, a loan amount of $163,793, and an interest rate of 7.25%. The long-term debt is financed by HouseMax Funding LLC, with an interest rate of 7.25% per annum, and interest only payments for the first one hundred twenty months and then interest and principal over the next two hundred and forty months. The outstanding principal balance, interests, charges, fees, costs, and other unpaid amounts will be due August 1, 2055 (the "Maturity Date"). The collateral for the loan is the property, with 1st lien deed of trust, with the assignment of rents and fixtures. The long-term debt includes a provision for a prepayment penalty calculated at 5%, 4%, 3%, 2%, and 1% of the outstanding loan amount if the debt is prepaid during the first 1 year, 2 years, 3 years, 4 years, and 5 years respectively.

1200 Soapstone Series incurred debt issuance costs of $5,290 related to the new mortgage agreement. The issuance costs are being amortized over the 30-year term of the loan using the mid-month convention, consistent with the prior loan. An amount of $242 was amortized and included in interest expense for the year ended December 31, 2025. The remaining unamortized balance of $5,048 is reported in the balance sheet as a deduction from the mortgage payable. As of December 31, 2025, the gross balance of the mortgage payable was $163,793, and the net balance, after deducting unamortized debt issuance costs, was $158,745.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2025 and 2024.

Working Capital Reserve

Tirios Propco Series LLC reports a working capital reserve for each entity in its SEC filings to cover unexpected expenses not covered by builder or appliance warranties, as well as unforeseen operating costs or cash flow shortfalls. As of December 31, 2024, the working capital reserves were as follows: $15,600 for 274 Gabbro, $16,552 for 283 Gabbro, and $23,573 for 313 Mica.

NOTE 9 – GOING CONCERN

Each Series has commenced its planned operations. However, each Series is dependent upon additional capital resources from its planned offering. Each Series is subject to significant risks and uncertainties, including failing to secure funding to commence the Series’ planned operations or failing to profitably operate the business.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the year ended December 31, 2025, the Company generated rental income and maintained a cash balance as of year-end, indicating the commencement of ongoing operations. However, the Company incurred a consolidated net loss of $35,937 and had a negative working capital of $332,023 for the year 2025.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The Company’s ability to continue is dependent upon its ability to generate sufficient positive cash flows from its rental operations, raise additional capital through its Regulation A offering, and/or obtain financial support from the Manager. While management intends to pursue these strategies, there can be no assurance that such plans will be successful or that funding will be available as needed.

The consolidated financial statements do not include any adjustments related to the recoverability or classification of assets or the amount and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 10 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 30, 2026, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

FS - 21

EXHIBIT INDEX

2.1	Certificate of Formation of Tirios Propco Series LLC**
2.2	Limited Liability Company Agreement of Tirios Propco Series LLC**
2.3	Tirios Propco Series LLC – 274 Gabbro Series Designation**
2.4	Tirios Propco Series LLC – 283 Gabbro Series Designation**
2.5	Tirios Propco Series LLC – 313 Mica Series Designation**
2.6	Tirios License Agreement**
2.7	Tirios Propco Series LLC – 1200 Soapstone Series Designation**
2.8	Tirios Propco Series LLC – 172 Ammolite Series Designation**
4.1	Form of Subscription Agreement**
4.2	Form of Lease Agreement**
4.3	274 Gabbro Lease Agreement**
4.4	283 Gabbro Lease Agreement**
4.5	313 Mica Lease Agreement**
6.1	Real Estate Purchase Agreement dated March 8, 2023 for Tirios Propco Series LLC – 274 Gabbro Property**
6.2	Real Estate Purchase Agreement dated March 8, 2023 for Tirios Propco Series LLC – 283 Gabbro Property**
6.3	Real Estate Purchase Agreement dated March 8, 2023 for Tirios Propco Series LLC – 313 Mica Property**
6.4	Loan Documents for Tirios Propco Series LLC – 274 Gabbro Property**
6.5	Loan Documents for Tirios Propco Series LLC – 283 Gabbro Property**
6.6	Loan Documents for Tirios Propco Series LLC – 313 Mica Property**
6.12	Assignment of 274 Gabbro**
6.13	Assignment of 283 Gabbro**
6.14	Assignment of 313 Mica**
6.16	Refinancing Loan Documents for Tirios Propco Series LLC – 274 Gabbro Property**
6.17	Refinancing Loan Documents for Tirios Propco Series LLC – 283 Gabbro Property**
6.18	Refinancing Loan Documents for Tirios Propco Series LLC – 313 Mica Property**
6.19	Real Estate Purchase Agreement dated May 26, 2025 for Tirios Propco Series LLC – 1200 Soapstone**
6.20	Real Estate Purchase Agreement dated May 26, 2025 for Tirios Propco Series LLC – 172 Ammolite**
6.21	Loan Documents for Tirios Propco Series LLC – 1200 Soapstone**
6.22	Loan Documents for Tirios Propco Series LLC – 172 Ammolite**

** incorporated by reference

17

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Tirios Propco Series LLC
a Delaware limited liability company

By	Tirios Corporation, a Delaware corporation
Its:	Manager

By:	/s/ Sachin Latawa
Name:	Sachin Latawa
Title:	Chief Executive Officer

This form has been signed by the following persons in the capacities and on the dates indicated.

By	Tirios Corporation, a Delaware corporation
Its:	Manager, (principal executive officer, principal financial officer, principal accounting officer)

By:	/s/ Sachin Latawa
Name:	Sachin Latawa
Title:	Chief Executive Officer, of Tirios Corporation

Date: April 30, 2026

18